EXHIBIT 99.1

InSite Vision Receives Notification of NYSE AMEX Panel Decision

ALAMEDA, Calif., April 14, 2009 – InSite Vision Incorporated (NYSE AMEX: ISV) today announced that the NYSE AMEX Listings Qualifications Panel (the “Panel”) has denied the company’s appeal, affirming the previous decision to delist InSite Vision's common stock from the NYSE AMEX LLC* (the “Exchange”) effective with the open of trading business on April 20, 2009.

Upon delisting from the Exchange, the company expects that its common stock will be eligible for trading on the Over-the-Counter Bulletin Board (OTCBB) or the Pink OTC Markets, Inc.  InSite Vision will notify investors of trading venue information for its common stock once such information is available.

“InSite Vision possesses solid fundamentals, with a revenue-generating commercial product, a late-stage product candidate in development, a proven platform technology and a clear and well-defined strategy in place.  While we are disappointed with the outcome of this hearing, we remain focused on the execution of our business objectives,” said Louis Drapeau, InSite Vision’s Chief Executive Officer.

About the OTCBB and Pink OTC Markets, Inc.
The OTCBB and Pink OTC Markets, Inc. (the “Markets”) are regulated quotation services that display real-time quotes, last-sale prices, and volume information in OTC equity securities.  An OTC equity security generally is any equity that is not listed or traded on a national securities exchange.  National, regional, and foreign equity issues, warrants, units, American Depository Receipts (ADRs), and Direct Participation Programs are all eligible for trading on the Markets.  More information is available at http://www.otcbb.com and http://www.pinksheets.com.

About InSite Vision
InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs.  InSite is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs.  By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic for the treatment of bacterial conjunctivitis (pink eye) available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%.  AzaSite is marketed by Inspire Pharmaceuticals in the United States and will be marketed by international partners in South Korea, four countries in South America, Turkey and China upon approval in those countries.

InSite’s ophthalmic product development portfolio also includes ISV-502, which is currently in Phase 3 pivotal trials for the treatment of eye and eyelid infection and inflammation and additional product candidates leveraging the company’s core technologies.  For further information on InSite Vision, please visit www.insitevision.com.

*Formerly known as the NYSE Alternext US and the American Stock Exchange

Forward Looking Statements
This news release contains certain statements of a forward-looking nature relating to future events, such as the timing and likelihood of the company’s common stock being eligible for trading on the OTCBB or the Pink Sheets and the company’s business.  Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to satisfy the requirements necessary for its common stock to be eligible for trading on the OTCBB in a timely manner or at all; InSite’s ability to make its common stock eligible for trading on either the OTCBB or the Pink Sheets as of the time of effectiveness of delisting from the Exchange so that there is no disruption in trading of the common stock; InSite Vision's ability to obtain additional funding to continue its operations; its reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the ability of InSite Vision to enter into additional corporate collaborations for AzaSite outside the U.S. and Canada and with respect to its other product candidates; Inspire's ability to successfully market AzaSite in the United States and Canada; the clinical results of InSite's product candidates; InSite Vision's ability to expand its technology platform to include additional indications; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, ISV-502, AzaSite Xtra; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the U.S. Food and Drug Administration (FDA), including those with respect to ISV-502.  Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports.  Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change.  Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information.  Such information speaks only as of the date of its release.  Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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EXHIBIT 99.1

Contact Information
InSite Vision
Louis Drapeau, Chief Executive Officer
510.747.1220
mail@insite.com

Media inquiries
Ellen Rose
Availe Communications
650.387.8746